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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Guitar Center, Inc.

We consent to the use of our report dated February 4, 2004, with respect to the consolidated balance sheets of Guitar Center, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and related financial statement schedule, incorporated herein by reference. Our report refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets."

/s/ KPMG LLP

Los Angeles, California
April 29, 2004

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  Exhibit 23.1
Independent Auditors' Consent